FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This is the first amendment (the “First Amended Agreement”) to that certain Employment Agreement (the “Agreement”) dated as of the 2nd day of June, 2003, between Mpower Communications Corp., a Nevada corporation (the “Company”) and Russell A. Shipley (“Executive”).

The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement.

1. Section 2 of the Agreement is deleted in its entirety and replaced by the following:

“2 DUTIES, RESPONSIBILITIES. Executive shall be employed by the Company as President, Wholesale Division and shall report solely and directly to the Company’s Chief Executive Officer (the “CEO”). The duties and responsibilities of Executive shall be commensurate with those duties and responsibilities that are customarily assigned to such positions, as may be designated from time to time by the CEO. During the Term, Executive shall devote his full business time, attention and energies to the position of President, Wholesale Division of the Company; provided, however, that Executive may devote reasonable amounts of time to (i) passive personal investments and (ii) charitable activities so long as such activities do not interfere with his performance pursuant to this Agreement. While Executive may continue to reside in Rochester, New York, Executive acknowledges that he may be required to travel in connection with his employment.

2. Section 3.01 is deleted in its entirety and replaced by the following:

“3.01 FIXED SALARY. Commencing on February 1, 2005, and during the Term, as compensation for your services, the Company shall pay you a salary at the rate of $200,000 per annum (the “Fixed Salary”) in equal bi-weekly installments less appropriate payroll deductions as required by law. The Fixed Salary shall be reviewed at least annually by the CEO or such other persons as appointed by the CEO.

3. Section 4.02 is hereby deleted in its entirety and replaced by the following:

“4.02 TERMINATION WITHOUT CAUSE; RESIGNATION WITH GOOD REASON. In the event of (A) the Company’s termination of Executive’s employment hereunder without Cause, (B) Executive’s resignation for Good Reason, (C) Executive’s death, or (D) Executive’s Disability, Executive shall be entitled to the following: (i) the payments and benefits set forth in Section 4.01 hereto and (ii) a severance benefit (the “Severance Benefit”) equal to one year of the Fixed Salary immediately preceding the Termination Date. Payment of the Severance Benefit shall be contingent upon Executive’s execution of a waiver and release of claims (a “Release”) in favor of the Company and its affiliates and their respective employees and agents, substantially in the form set forth in Appendix A. The Severance Benefit shall be paid by the Company over approximately twelve months in bi-weekly installments less appropriate payroll deductions as required by law. The Severance Benefit payments shall commence within one week after the expiration of the Revocation Period, as defined in the Release.

Except as amended by this First Amended Agreement, all terms and conditions of the Agreement shall remain in full force and effect. Moreover, it is the intention of the parties hereto that if this First Amended Agreement is void, becomes voidable, or otherwise is or becomes unenforceable as drafted, then the Agreement shall continue in full force and effect, in accordance with the terms and conditions thereof immediately prior to the execution of this First Amended Agreement. This First Amended Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties have duly executed this First Amended Agreement as of this 3rd day of February, 2005.

MPOWER COMMUNICATIONS CORP.

/s/ Russell A. Shipley	/s/ Rolla P. Huff

Russell A. Shipley	Rolla P. Huff Chairman and CEO